Exhibit 99.1

Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Investors:	ACS Media:
Kirsten Chapman / David Barnard, CFA	Meghan Stapleton
Lippert/Heilshorn & Associates	Director, Corporate Communications
(415) 433-3777	(907) 297-3000
david@lhai-sf.com	meghan.stapleton@acsalaska.com

Alaska Communications Systems Announces Quarterly Cash Dividend

- Repurchases $12.0 Million of its 9 7/8 % Senior Notes due 2011 —

- Reaffirms Business Outlook for 2005 -

ANCHORAGE, Alaska, November 29, 2005 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced its board of directors declared a quarterly cash dividend of $0.20 per share on the company’s common stock.  The fourth quarter dividend is payable on January 18, 2006 to stockholders of record on the close of business on December 30, 2005.  The company had approximately 41.6 million shares of common stock outstanding as of November 28, 2005.

In addition, ACS announced today that its subsidiary, Alaska Communications Systems Holdings, Inc. (“ACSH”), has repurchased $12.0 million principal amount of its existing 9 7/8% senior unsecured notes due 2011 (CUSIP No. 011679AF4), at a weighted average price of $1,094.38 per senior note.  The transaction was financed using excess cash on hand and will reduce the company’s gross cash interest expense by approximately $1.2 million per annum.

ACS Reaffirms Business Outlook for 2005

ACS reiterated today its business outlook for 2005, which was previously provided on October 27, 2005 at the time of its third quarter results.

For the year 2005, revenue is expected to be in the range of $320 million to $325 million and EBITDA is expected to be in the range of $110 million to $113 million.

As of September 30, 2005, ACS investments in maintenance and growth capital expenditures were $24.6 million and $18.2 million, respectively.  ACS expects capital expenditures for 2005 to range from $65 million to $70 million, comprised of maintenance capital expenditures of approximately $35 million and pre-funded growth capital expenditures of between $30 million and $35 million.

Forward Looking EBITDA Guidance.  This press release includes management’s estimate of EBITDA for the year ending December 31, 2005.  Management believes the most directly comparable GAAP measure would be “Net cash provided by operating activities.” Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

About Alaska Communications Systems

ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska.  More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and the current economic environment.  The company cautions that these statements are not guarantees of future performance.  Actual results may differ materially from those expressed or implied in the forward-looking statements.  A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations.  The company’s financial planning is affected by business and economic conditions and changes in customer order patterns.  Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS.  For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2004 and the company’s Form 10-Q for the quarter ended September 30, 2005, and “Risk Factors” in the company’s current report on Form 8-K dated November 29, 2005.  The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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